Exhibit 99.1

For Immediate Release Media Relations Contact Randy Hargrove 800-331-0085	Investor Relations Contact Carol Schumacher 479-277-1498
Pre-recorded management call 877-523-5612 (U.S. and Canada) 201-689-8483 (other countries) Passcode: 9256278 (Walmart)

Walmart reports Q4 underlying1 EPS of $1.60,
Fiscal 2014 underlying1 EPS of $5.11

•
Wal-Mart Stores, Inc. (Walmart) reported fourth quarter diluted earnings per share from continuing operations (EPS) of $1.34, which includes the impact of discrete items detailed in this press release. Underlying[1] EPS for the quarter was $1.60. Last year's EPS for the fourth quarter was $1.67.

•
The company reported EPS for fiscal 2014 of $4.85, which includes certain discrete items that impacted the fourth quarter. Underlying[1] EPS for fiscal year 2014 was $5.11, a 2.0 percent increase over last year's reported EPS of $5.01.

•
Consolidated net sales reached $473.1 billion for the year, an increase of $7.5 billion, or 1.6 percent. On a constant currency basis,[1] net sales would have increased 2.5 percent to $477.5 billion. Currency negatively impacted net sales by approximately $5.1 billion, and acquisitions added approximately $0.7 billion.

•
Consolidated operating income was $26.9 billion for the year, a decrease of 3.1 percent. The company had certain discrete items that impacted operating income by approximately $0.9 billion or 3.3 percent. Excluding these items, underlying[1] operating income increased 0.2 percent to $27.8 billion. Walmart U.S., with operating income growth of 4.0 percent, was the major contributor to Walmart's underlying[1] profit growth.

•
Walmart U.S. grew net sales 2.4 percent in the quarter and comp sales declined 0.4 percent in the 14-week period ended Jan. 31, 2014. Comp sales for the Neighborhood Market format rose approximately 5.0 percent.

•	Walmart U.S. will increase capital expenditures for fiscal 2015 to accelerate the rollout of small format stores, both Neighborhood Market and Walmart Express.

•	Walmart International grew annual net sales to $136.5 billion, an increase of 1.3 percent. On a constant currency basis,[1] International net sales would have increased 4.6 percent to $140.9 billion.

•	Global eCommerce sales, including acquisitions, grew to more than $10 billion during fiscal 2014.

•	The company returned $12.8 billion to shareholders through share repurchases and dividends during the year. [Note: Please see separate release on dividend for fiscal 2015, dated Feb. 20, 2014.]

•	The company issued fiscal 2015 first quarter and fiscal year EPS guidance ranges of $1.10 to $1.20 and $5.10 to $5.45, respectively.

1 See additional information at the end of this release regarding non-GAAP financial measures.

BENTONVILLE, Ark., Feb. 20, 2014 -- Wal-Mart Stores, Inc. (NYSE: WMT) today reported financial results for the fourth quarter and fiscal year ended Jan. 31, 2014.

Net sales for the fourth quarter were $128.8 billion, an increase of 1.4 percent over last year. This quarter included the negative impact of approximately $1.8 billion from currency exchange rate fluctuations. On a constant currency basis,1 net sales would have increased 2.8 percent to $130.6 billion. Membership and other income for the fourth quarter increased 12.7 percent versus last year. Total revenue was $129.7 billion, an increase of $1.9 billion, or 1.5 percent, over last year.

Consolidated net income attributable to Walmart was $4.4 billion, a decrease of 21.0 percent. Diluted earnings per share from continuing operations attributable to Walmart were $1.34, 19.8 percent below last year's $1.67. The impact from the discrete items detailed below was $0.26 per share for the fourth quarter.

Fiscal 2014 results

Consolidated net sales for the year were $473.1 billion, an increase of 1.6 percent over fiscal year 2013. Net sales included approximately $5.1 billion of negative impact from currency exchange rate fluctuations and included a favorable impact of approximately $0.7 billion from acquisitions. Membership and other income was $3.2 billion, an increase of 5.6 percent from the prior year. Total revenue was $476.3 billion, an increase of 1.6 percent or $7.6 billion.

Consolidated net income attributable to Walmart was $16.0 billion, a decrease of 5.7 percent. Diluted earnings per share from continuing operations attributable to Walmart were $4.85, 3.2 percent below last year's $5.01.

The total EPS impact of certain discrete items on the company's reported fourth quarter and fiscal year results from continuing operations was $0.26 per share. The discrete items and the respective EPS impact were as follows:

●	Brazil non-income tax contingencies	$0.06
●	Brazil employment claim contingencies	$0.05
●	Brazil and China store closures	$0.06
●	China store lease expense charges	$0.03
●	India transaction	$0.05
●	Sam's Club U.S. staff restructuring and club closure	$0.01

Brazil non-income tax contingencies: The company is subject to tax examinations for non-income taxes in Brazil. A number of these examinations are ongoing, and in certain cases, have resulted in assessments from taxing authorities, some of which we are currently contesting. As part of the company's standard review process and as a result of changing conditions and circumstances, the company recorded additional liabilities related to these loss contingencies.

Brazil employment claim contingencies: Walmart Brazil has experienced a significant increase in employment claims in recent years as a result of company efforts to improve productivity and reduce costs. The company has performed a detailed review of potential liabilities related to these claims, as well as a review of historical processes and practices related to accounting for court deposits required to litigate such claims. As a result of this review, the company recorded charges to increase its liabilities and account for settlements of historical employment claims.

1 See additional information at the end of this release regarding non-GAAP financial measures.

Brazil and China store closures: The company announced the closure of 54 underperforming units between these two markets -- 25 in Brazil and 29 in China.

China store lease expense charges: The company identified a historical lease accounting practice that did not conform to its U.S. GAAP-based global policies. As a result, the company recorded a charge to conform this accounting practice.

India transaction: Walmart terminated the joint venture, franchise and supply agreements with Bharti Enterprises related to retail stores, and exited its investment in the parent of that business.

Sam’s Club U.S. staff restructuring and club closure: Sam's Club is implementing a new in-club leadership and staff structure to better align U.S. club teams with the sales volume of each club; the resulting charge was for severance-related costs. Additionally, one club has closed.

Focus on customers and growth

"Our company grew net sales this year to reach more than $473 billion. Global eCommerce sales, including acquisitions, surpassed the $10 billion mark, a 30 percent increase over last year," said Doug McMillon, Wal-Mart Stores, Inc. president and chief executive officer. "We will continue to grow our global business by focusing on customers and serving them how they want to be served."

McMillon also discussed the company's priorities.

"Comp sales improvement is a key priority, and we'll focus on being even stronger item and category merchants, delivering value and improving our service levels," McMillon said. "We'll remain focused on our expense structure, and innovate to improve productivity and aid our ability to deliver every day low prices. Our EDLP approach earns trust with customers and helps us keep our cost structure low.

"We'll invest aggressively in e-commerce and increase our small store rollout in the U.S., as we've done in several other countries, to deliver value and convenience. Today, we are announcing an increased capital allocation, above our previous forecast, to accelerate small store growth in the U.S.," McMillon added. "The combination of supercenters and smaller formats closer to customers' homes, along with e-commerce and mobile commerce, will enable us to increase our relevance for the Walmart brand around the world."

Returns

During fiscal 2014, the company repurchased approximately 89 million shares for $6.7 billion. In addition, the company paid $6.1 billion in dividends. In total, the company returned $12.8 billion to shareholders through share repurchases and dividends.

Return on investment1 (ROI) for the fiscal year ended Jan. 31, 2014 was 17.0 percent, compared to 18.1 percent for the prior year. ROI was impacted by a decrease in operating income, as well as investments in fixed assets, and the impact of acquisitions.

"It's important to remember that our reported results included the discrete items we have included in this quarter. If you exclude these items that accounted for 40 basis points, ROI would have been about 17.4 percent for the period," said Charles Holley, executive vice president and chief financial officer.

1 See additional information at the end of this release regarding non-GAAP financial measures.

Free cash flow1 was $10.1 billion for the fiscal year ended Jan. 31, 2014, compared to $12.7 billion in the prior year. Timing of tax payments, as well as slightly higher capital expenditures, were the primary drivers of the reduction.

"Improved operating results and better management of working capital, including inventory efficiency, will drive stronger cash flow," added Holley. "We are working hard across the organization on these opportunities in order to maximize free cash flow this year."

Guidance

"We expect first quarter fiscal year 2015 earnings per share from continuing operations to be between $1.10 and $1.20. This compares to the reported $1.14 last year," said Holley. "We expect full year earnings per share from continuing operations to be in the range of $5.10 and $5.45. This compares to a reported EPS of $4.85 in fiscal 2014, which included the discrete items we told you about. Underlying1 EPS for fiscal 2014 was $5.11.

"We expect economic factors to continue to weigh on our outlook," said Holley. "Some of the factors affecting our consumers include reductions in government benefits, higher taxes and tighter credit. Further, we have higher group health care costs in the U.S. These concerns, combined with investments in e-commerce, will make it difficult to achieve the goal we have of growing operating income at the same or faster rate than sales. In October, we forecasted a 3 to 5 percent net sales increase for fiscal 2015. Given these factors and the ongoing headwind from currency exchange, we expect to be toward the low end of the net sales guidance.

"Additionally, all guidance provided today assumes currency exchange rates remain at current levels," added Holley. "If currency rates remain where they are today, net sales would be negatively impacted by approximately $3.5 billion for fiscal 2015. During the first quarter of this year, we will begin to anniversary the increased costs we incurred last year for FCPA matters, including compliance program enhancements and the ongoing investigations. We anticipate expenses for FCPA matters and compliance-related enhancements to range between $200 and $240 million for fiscal 2015."

The company's pending sale of the Vips restaurant business in Mexico remains subject to regulatory approval and is now expected to be completed in the first quarter of fiscal 2015. The Vips results are recorded in discontinued operations, and the estimated future gain from the sale is expected to be approximately $0.06 per share.

Expanding U.S. store growth
The company announced plans to expand its original Walmart U.S. capital plan for this fiscal year by accelerating U.S. small store growth through Neighborhood Market and Walmart Express units.

"In October, we announced our plan to grow our U.S. store base with large and small formats," said Bill Simon, Walmart U.S. president and CEO. "Today, we are expanding on our original plans with additional small stores. We will maintain our projection for supercenter growth with approximately 115 new stores.

"Neighborhood Markets continued to deliver consistent solid comp sales growth, and customers appreciate the convenience of our small stores. They are a proven model," added Simon. "We're also pleased with how well the 20 Express stores are doing, and we're expanding our pilot beyond the initial three markets. These small formats are digitally connected and provide customers convenient access to a broad assortment, including fresh, pharmacy and fuel. We will now open between 270 and 300 small format units this year, which will nearly double our fleet and fuel growth as we enter the next generation of retail."

1 See additional information at the end of this release regarding non-GAAP financial measures.

The result of this program enhancement is an increase of $600 million to the company's total fiscal year 2015 forecast for capital expenditures. The updated range is $12.4 to $13.4 billion versus the October forecast of $11.8 to $12.8 billion.

The following tables provide an update to the company's previously provided plans for capital expenditures, net retail square footage growth and total U.S. unit growth for fiscal year 2015.

Capital Expenditure Detail
(US$ billions)
Segment	Actual FY13	Actual FY14	FY15 Original Guidance	FY15 Revised Guidance
Walmart U.S.	$6.0	$6.4	$5.8 - 6.3	$6.4 - 6.9
Sam's Club U.S.	$0.9	$1.1	$1.0	$1.0
Walmart International	$4.6	$4.4	$4.0 - 4.5	$4.0 - 4.5
Corporate & Support	$1.4	$1.2	$1.0	$1.0
Total	$12.9	$13.1	$11.8 - 12.8	$12.4 - 13.4

Net Retail Square Footage Growth
(in millions)
Segment	Actual FY13	Actual FY14	FY15 Original Guidance	FY15 Revised Guidance
Walmart U.S.	14.0	18.4	19 - 21	21 - 23
Sam's Club U.S.	1.1	1.7	2	2
Walmart International	19.4	12.5	12 - 14	12 - 14
Total	34.5	32.6	33 - 37	35 - 39

Total U.S. Unit Growth
(Gross)
Format	Actual FY13	Actual FY14	FY15 Original Guidance	FY15 Revised Guidance
Large formats	136	130	~115	~115
Small formats	79	121	120 - 150	270 - 300
Total Walmart U.S.	215	251	235 - 265	385 - 415
Sam's Club U.S.	14	12	17 - 22	17 - 22
Total	229	263	~252 - 287	~402 - 437

U.S. comparable store sales results

The company reported U.S. comparable store sales based on its 14-week and 53-week retail calendar for the periods ended Jan. 31, 2014 and Feb. 1, 2013 as follows:

	Without Fuel		With Fuel		Fuel Impact
	14 Weeks Ended		14 Weeks Ended		14 Weeks Ended
	1/31/2014	2/1/2013	1/31/2014	2/1/2013	1/31/2014	2/1/2013
Walmart U.S.	-0.4%	0.3%	-0.4%	0.3%	0.0%	0.0%
Sam's Club	-0.1%	1.8%	-0.1%	2.0%	0.0%	0.2%
Total U.S.	-0.4%	0.5%	-0.4%	0.6%	0.0%	0.1%

	Without Fuel		With Fuel		Fuel Impact
	53 Weeks Ended		53 Weeks Ended		53 Weeks Ended
	1/31/2014	2/1/2013	1/31/2014	2/1/2013	1/31/2014	2/1/2013
Walmart U.S.	-0.6%	1.6%	-0.6%	1.6%	0.0%	0.0%
Sam's Club	0.7%	3.4%	0.4%	3.8%	-0.3%	0.4%
Total U.S.	-0.4%	1.9%	-0.4%	2.0%	0.0%	0.1%

During the 14-week period, Walmart U.S. comp traffic decreased 1.7 percent, while average ticket increased 1.3 percent. E-commerce sales positively impacted comp sales by approximately 0.3 percent for the 14-week period.

In the fourth quarter period, excluding fuel,1 Sam's Club comp traffic was up 1.2 percent, while ticket was down 1.3 percent. E-commerce sales positively impacted comp sales by approximately 0.4 percent for the 14-week period.

The company's e-commerce sales impact includes those sales initiated through the company's websites and fulfilled through the company's dedicated e-commerce distribution facilities, as well as an estimate for sales initiated online, but fulfilled through the company's stores and clubs.

Net sales results

Net sales, including fuel, were as follows:

	Three Months Ended			Fiscal Years Ended
	January 31,			January 31,
(dollars in billions)	2014	2013	Percent Change	2014	2013	Percent Change
Walmart U.S.	$76.433	$74.644	2.4%	$279.406	$274.433	1.8%
Walmart International	37.674	37.826	-0.4%	136.513	134.748	1.3%
Sam's Club	14.679	14.490	1.3%	57.157	56.423	1.3%
Consolidated	$128.786	$126.960	1.4%	$473.076	$465.604	1.6%

1 See additional information at the end of this release regarding non-GAAP financial measures.

The following explanations provide additional context to the above table.

•
On a constant currency basis,[1] Walmart International's net sales for the year would have been $140.9 billion, an increase of 4.6 percent over last year. Currency exchange fluctuations negatively impacted net sales by approximately $5.1 billion during the year, and acquisitions favorably impacted sales by approximately $0.7 billion.

•	Sam's Club net sales, excluding fuel,[1] were $50.6 billion for the year, an increase of 1.6 percent over last year.

•	Consolidated net sales on a constant currency basis[1] would have increased 2.5 percent during fiscal year 2014 to $477.5 billion.

Segment operating income

Segment operating income was as follows:

	Three Months Ended			Fiscal Years Ended
	January 31,			January 31,
(dollars in billions)	2014	2013	Percent Change	2014	2013	Percent Change
Walmart U.S.	$6.378	$6.369	0.1%	$22.351	$21.491	4.0%
Walmart International	1.310	2.416	-45.8%	5.454	6.617	-17.6%
Sam's Club	0.425	0.502	-15.3%	1.975	1.960	0.8%
Sam's Club (excluding fuel)	0.412	0.489	-15.7%	1.949	1.913	1.9%

"The combination of soft sales, price investments, higher expenses, and investments in e-commerce caused Walmart International's operating income to decrease on a reported and constant currency basis," said David Cheesewright, president and CEO of Walmart International.

"Our strategy is a simple promise of being in good businesses and running them well," added Cheesewright. "We have initiated actions in Mexico, Brazil and China to improve our operating performance, and this is a priority for fiscal 2015."

U.S. comparable store sales review and guidance

"For fiscal year 2015, the Walmart U.S. team is focusing on growth and returning to positive comps," said Simon. "To get there, we will drive additional improvements in price investment and merchandise, test our market ecosystem and pilot our tethering concept.

"Comp sales were down in the first two weeks of February due to continued severe winter storms," added Simon. "At the height of the storm, we had more than 200 stores closed. We're optimistic about the balance of the quarter and believe we will have a positive sales comp for the rest of the period."

For the 13-week period ending May 2, 2014, Walmart U.S. expects comp store sales to be relatively flat. Last year, Walmart's comp sales declined 1.4 percent for the 13-week period ended April 26, 2013.

1 See additional information at the end of this release regarding non-GAAP financial measures.

"The underlying health of the Sam’s Club business is sound. The restructuring efforts implemented are allowing us to be more agile, focusing on the growth opportunities within the club channel," said Rosalind Brewer, Sam's Club president and CEO. "The strategies we have in place will deliver value for our members, helping to grow the business and drive strong financial performance in fiscal year 2015."

Sam's Club expects comp sales, excluding fuel,1 for the 13-week period ending May 2, 2014 to be relatively flat. Last year comp sales, excluding fuel,1 increased 0.2 percent for the 13-week period ended April 26, 2013.

Walmart U.S. and Sam's Club will report comparable sales for the 13-week period ending May 2, on May 15, when the company reports first quarter results.

Wal-Mart Stores, Inc. (NYSE: WMT) helps people around the world save money and live better -- anytime and anywhere -- in retail stores, online, and through their mobile devices. Each week, more than 245 million customers and members visit our 10,942 stores under 71 banners in 27 countries and e-commerce websites in 10 countries. With fiscal year 2014 sales of over $473 billion, Walmart employs more than 2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart. Online merchandise sales are available at http://www.walmart.com and http://www.samsclub.com.

Notes

After this earnings release has been furnished to the Securities and Exchange Commission (SEC), a pre- recorded call offering additional comments on the quarter will be available to all investors. Information included in this release, including reconciliations, and the pre-recorded phone call can be accessed via webcast by visiting the investor information area on the company's website at www.stock.walmart.com. Callers within the U.S. and Canada may dial 877-523-5612 and enter passcode 9256278. All other callers can access the call by dialing 201-689-8483 and entering passcode 9256278.

Editor's Note

High resolution photos of Walmart U.S., Sam's Club and International operations are available for download at stock.walmart.com.

1 See additional information at the end of this release regarding non-GAAP financial measures.

Forward Looking Statements

This release contains statements as to Wal-Mart Stores, Inc. management's forecasts of the company's diluted earnings per share from continuing operations attributable to Walmart for the three months ending April 30, 2014 and the fiscal year ending Jan. 31, 2015, management's forecast of the comparable store sales of the Walmart U.S. segment and the comparable club sales, excluding fuel, of the Sam's Club segment for the 13-week period from Feb. 1, 2014 through May 2, 2014, management’s forecast of the range of growth in the consolidated net sales of the company in the fiscal year ending Jan. 31, 2015, management's expectation that such growth will be at the low end of that range, management's revised forecasts of the ranges of capital expenditures for the fiscal year ending Jan. 31, 2015 by Walmart in total, by each of its three operating segments (including an increase in the forecasted capital expenditures of the Walmart U.S. operating segment over the level of a previously announced forecast) and in the corporate and support category, of the additional net retail square footage to be added in the fiscal year ending Jan. 31, 2015 by Walmart in total and by each of its three operating segments and of the additional units to be added in the United States in total, by the Walmart U.S. operating segment (by large and small formats and in total) and by the Sam's Club operating segment, management's estimate of the per share gain to be recognized upon the sale of the Vips restaurant business, management's forecast of the number of new supercenters and the revised forecast of the total number of new Neighborhood Market and Walmart Express stores to be opened in the fiscal year ending Jan. 31, 2015, management's forecast of the range of FCPA-related expenses the company will incur in the fiscal year ending Jan. 31, 2015 and that the increase FCPA-related expenses will begin to anniversary in the three months ending April 30, 2014, and certain assumptions on which those forecasts are based, as well as statements regarding: the company continuing to grow its global business by certain means; the company investing aggressively in e-commerce and increasing the small store rollout in the U.S.; certain concerns and dedication to price investment making it difficult to achieve the goal of growing operating income at the same or faster rate than sales in the fiscal year ending Jan. 31, 2015; the Walmart U.S. operating segment increasing its capital expenditures to accelerate the roll-out of new Neighborhood Market and Walmart Express units; the Walmart U.S. operating segment driving additional improvements in price investment and merchandise; and the Sam's Club operating segment having in place strategies that will help grow that operating segment's business and drive strong financial performance by that operating segment in the fiscal year ending Jan. 31, 2015 and other statements concerning Walmart's objectives and plans that the company believes are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements are intended to enjoy the protection of the safe harbor for forward-looking statements provided by that act. Those statements can be identified by the use of the word or phrase "anticipate," "estimated," "expect," "expects," "forecasted," "FY15 Revised Guidance," "guidance," "helping to grow … and drive," "is expected," "projection," "updated range," "will begin to anniversary," "will continue," " "will drive," "will have," "will increase," "will invest," "will make" and "will now open," in the statements or relating to such statements. These forward-looking statements are subject to risks, uncertainties and other factors, domestically and internationally, including: general economic conditions; business trends in the company's markets; economic conditions affecting specific markets in which the company operates; competitive initiatives of other retailers and competitive pressures; the amount of inflation or deflation that occurs, both generally and in certain product categories; consumer confidence, disposable income, credit availability, spending levels, spending patterns and debt levels; consumer demand for certain merchandise; customer traffic in Walmart's stores and clubs and average ticket size; consumer acceptance of the company's merchandise offerings; consumer acceptance of the company's stores and merchandise in the markets in which new units are opened; consumer shopping patterns in the markets in which the small store expansion of the Walmart U.S. operating segment occurs; the disruption of seasonal buying patterns in the United States and other markets; geo-political conditions and events; the availability of attractive acquisition opportunities among e-commerce and other retail-related companies; weather conditions and events and their effects; catastrophic events and natural disasters and their effects; public health emergencies; civil unrest and disturbances and terrorist attacks; commodity prices; the cost of goods Walmart sells; transportation costs; the cost of diesel fuel, gasoline, natural gas and electricity; the selling prices of gasoline; disruption of Walmart's supply chain, including transport of goods from foreign suppliers; trade restrictions; changes in tariff and freight rates; labor costs; the availability of qualified labor pools in Walmart's markets; changes in employment laws and regulations; the cost of healthcare and other benefits; the number of associates enrolling in Walmart's healthcare plans; the availability and cost of appropriate locations for new or relocated units; local real estate, zoning, land use and other laws, ordinances, legal restrictions and initiatives that may prevent the company from building, relocating, or expanding, or that impose limitations on the company's ability to build, relocate or expand, stores in certain locations; availability of persons with the necessary skills and abilities necessary to meet the company’s needs for managing and staffing new units and conducting their operations; availability of necessary utilities for new units; availability of skilled labor and labor, material and other construction costs in areas in which new units are proposed to be constructed or in which existing units are proposed to be relocated, expanded or remodeled; the cost of construction materials and other construction costs; delays in construction and other delays in the opening of new, expanded or relocated units planned to be opened by certain dates; casualty and other insurance costs; accident-related costs; adoption of or changes in tax and other laws and regulations that affect Walmart's business, including changes in corporate tax rates; developments in, and the outcome of, legal and regulatory proceedings to which Walmart is a party or is subject and the costs associated therewith; the requirements for expenditures in connection with the FCPA-related matters, including enhancements to Walmart's compliance program and ongoing investigations; currency exchange rate fluctuations; changes in market interest rates; conditions and events affecting domestic and global financial and capital markets; the company not obtaining the necessary approval for the sale of the Vips restaurant business and failure of the purchaser of the Vips restaurant business to perform its obligations regarding the purchase of the Vips restaurant business; factors that may affect the company's effective tax rate, including changes in the company's assessment of certain tax contingencies, valuation allowances, changes in law, outcomes of administrative audits, the impact of discrete items, and the mix of earnings among the company’s U.S. and international operations; changes in generally accepted accounting principles; unanticipated changes in accounting estimates or judgments; and other risks. The company discusses certain of the factors described above more fully in certain of its filings with the SEC, including its most recent annual report on Form 10-K filed with the SEC (in which the company also discusses other factors that may affect its operations, results of operations and comparable store and club sales) and this release should be read in conjunction with that annual report on Form 10-K, together with all of the company's other filings, including its quarterly reports on Form 10-Q and current reports on Form 8-K, made with the SEC through the date of this release. The company urges readers to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the company's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements contained in this release are as of the date of this release, and Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Wal-Mart Stores, Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended			Fiscal Years Ended
SUBJECT TO RECLASSIFICATION	January 31,			January 31,
(Dollars in millions, except share data)	2014	2013	Percent Change	2014	2013	Percent Change
Revenues:
Net sales	$128,786	$126,960	1.4%	$473,076	$465,604	1.6%
Membership and other income	920	816	12.7%	3,218	3,047	5.6%
Total revenues	129,706	127,776	1.5%	476,294	468,651	1.6%
Costs and expenses:
Cost of sales	97,971	96,071	2.0%	358,069	352,297	1.6%
Operating, selling, general and administrative expenses	24,388	23,125	5.5%	91,353	88,629	3.1%
Operating income	7,347	8,580	(14.4)%	26,872	27,725	(3.1)%
Interest:
Debt	516	465	11.0%	2,072	1,977	4.8%
Capital leases	65	67	(3.0)%	263	272	(3.3)%
Interest income	(27)	(55)	(50.9)%	(119)	(186)	(36.0)%
Interest, net	554	477	16.1%	2,216	2,063	7.4%
Income from continuing operations before income taxes	6,793	8,103	(16.2)%	24,656	25,662	(3.9)%
Provision for income taxes	2,249	2,240	0.4%	8,105	7,958	1.8%
Income from continuing operations	4,544	5,863	(22.5)%	16,551	17,704	(6.5)%
Income from discontinued operations, net of income taxes	106	13	715.4%	144	52	176.9%
Consolidated net income	4,650	5,876	(20.9)%	16,695	17,756	(6.0)%
Less consolidated net income attributable to noncontrolling interest	(219)	(270)	(18.9)%	(673)	(757)	(11.1)%
Consolidated net income attributable to Walmart	$4,431	$5,606	(21.0)%	$16,022	$16,999	(5.7)%

Income from continuing operations attributable to Walmart:
Income from continuing operations	$4,544	$5,863	(22.5)%	$16,551	$17,704	(6.5)%
Less income from continuing operations attributable to noncontrolling interest	(190)	(266)	(28.6)%	(633)	(741)	(14.6)%
Income from continuing operations attributable to Walmart	$4,354	$5,597	(22.2)%	$15,918	$16,963	(6.2)%

Basic net income per common share:
Basic net income per common share from continuing operations attributable to Walmart	$1.34	$1.68	(20.2)%	$4.87	$5.03	(3.2)%
Basic net income per common share from discontinued operations attributable to Walmart	0.03	—	100.0%	0.03	0.01	200.0%
Basic net income per common share attributable to Walmart	$1.37	$1.68	(18.5)%	$4.90	$5.04	(2.8)%

Diluted net income per common share:
Diluted net income per common share from continuing operations attributable to Walmart	$1.34	$1.67	(19.8)%	$4.85	$5.01	(3.2)%
Diluted net income per common share from discontinued operations attributable to Walmart	0.02	—	100.0%	0.03	0.01	200.0%
Diluted net income per common share attributable to Walmart	$1.36	$1.67	(18.6)%	$4.88	$5.02	(2.8)%

Weighted-average common shares outstanding:
Basic	3,240	3,340		3,269	3,374
Diluted	3,254	3,355		3,283	3,389

Dividends declared per common share	$—	$—		$1.88	$1.59

Wal-Mart Stores, Inc.
Consolidated Balance Sheets
(Unaudited)

SUBJECT TO RECLASSIFICATION
(Dollars in millions)	January 31,
ASSETS	2014	2013
Current assets:
Cash and cash equivalents	$7,281	$7,781
Receivables, net	6,677	6,768
Inventories	44,858	43,803
Prepaid expenses and other	1,909	1,551
Current assets of discontinued operations	460	37
Total current assets	61,185	59,940
Property and equipment:
Property and equipment	173,089	165,825
Less accumulated depreciation	(57,725)	(51,896)
Property and equipment, net	115,364	113,929
Property under capital leases:
Property under capital leases	5,589	5,899
Less accumulated amortization	(3,046)	(3,147)
Property under capital leases, net	2,543	2,752

Goodwill	19,510	20,497
Other assets and deferred charges	6,149	5,987
Total assets	$204,751	$203,105

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$7,670	$6,805
Accounts payable	37,415	38,080
Accrued liabilities	18,793	18,802
Accrued income taxes	966	2,211
Long-term debt due within one year	4,103	5,587
Obligations under capital leases due within one year	309	327
Current liabilities of discontinued operations	89	6
Total current liabilities	69,345	71,818

Long-term debt	41,771	38,394
Long-term obligations under capital leases	2,788	3,023
Deferred income taxes and other	8,017	7,613
Redeemable noncontrolling interest	1,491	519

Commitments and contingencies

Equity:
Common stock	323	332
Capital in excess of par value	2,362	3,620
Retained earnings	76,566	72,978
Accumulated other comprehensive income (loss)	(2,996)	(587)
Total Walmart shareholders’ equity	76,255	76,343
Nonredeemable noncontrolling interest	5,084	5,395
Total equity	81,339	81,738
Total liabilities and equity	$204,751	$203,105

Wal-Mart Stores, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Fiscal Years Ended
SUBJECT TO RECLASSIFICATION	January 31,
(Dollars in millions)	2014	2013
Cash flows from operating activities:
Consolidated net income	$16,695	$17,756
Income from discontinued operations, net of income taxes	(144)	(52)
Income from continuing operations	16,551	17,704
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	8,870	8,478
Deferred income taxes	(279)	(133)
Other operating activities	938	602
Changes in certain assets and liabilities:
Receivables, net	(566)	(614)
Inventories	(1,667)	(2,759)
Accounts payable	531	1,061
Accrued liabilities	103	271
Accrued income taxes	(1,224)	981
Net cash provided by operating activities	23,257	25,591

Cash flows from investing activities:
Payments for property and equipment	(13,115)	(12,898)
Proceeds from the disposal of property and equipment	727	532
Investments and business acquisitions, net of cash acquired	(15)	(316)
Other investing activities	105	71
Net cash used in investing activities	(12,298)	(12,611)

Cash flows from financing activities:
Net change in short-term borrowings	911	2,754
Proceeds from issuance of long-term debt	7,072	211
Payments of long-term debt	(4,968)	(1,478)
Dividends paid	(6,139)	(5,361)
Dividends paid to and stock purchases of noncontrolling interest	(722)	(414)
Purchase of Company stock	(6,683)	(7,600)
Other financing activities	(488)	(84)
Net cash used in financing activities	(11,017)	(11,972)

Effect of exchange rates on cash and cash equivalents	(442)	223

Net increase (decrease) in cash and cash equivalents	(500)	1,231
Cash and cash equivalents at beginning of year	7,781	6,550
Cash and cash equivalents at end of year	$7,281	$7,781

Wal-Mart Stores, Inc.
Reconciliations of and Other Information Regarding Non-GAAP Financial Measures
(Unaudited)
(In millions, except per share data)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles ("GAAP"). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.
Calculation of Return on Investment and Return on Assets
Management believes return on investment ("ROI") is a meaningful metric to share with investors because it helps investors assess how effectively Walmart is deploying its assets. Trends in ROI can fluctuate over time as management balances long-term potential strategic initiatives with any possible short-term impacts.
ROI was 17.0 percent and 18.1 percent for the fiscal years ended Jan. 31, 2014 and 2013, respectively. ROI was impacted by a decrease in operating income, as well as investments in fixed assets, and the impact from acquisitions.
We define ROI as adjusted operating income (operating income plus interest income, depreciation and amortization, and rent expense) for the fiscal year divided by average invested capital during that period. We consider average invested capital to be the average of our beginning and ending total assets, plus average accumulated depreciation and average amortization less average accounts payable and average accrued liabilities for that period, plus a rent factor equal to the rent for the fiscal year or trailing twelve months multiplied by a factor of eight. When we have discontinued operations, we exclude the impact of the discontinued operations.
Our calculation of ROI is considered a non-GAAP financial measure because we calculate ROI using financial measures that exclude and include amounts that are included and excluded in the most directly comparable GAAP financial measure. For example, we exclude the impact of depreciation and amortization from our reported operating income in calculating the numerator of our calculation of ROI. In addition, we include a factor of eight for rent expense that estimates the hypothetical capitalization of our operating leases. We consider return on assets ("ROA") to be the financial measure computed in accordance with generally accepted accounting principles ("GAAP") that is the most directly comparable financial measure to our calculation of ROI. ROI differs from ROA (which is consolidated net income for the period divided by average total assets for the period) because ROI: adjusts operating income to exclude certain expense items and adds interest income; adjusts total assets for the impact of accumulated depreciation and amortization, accounts payable and accrued liabilities; and incorporates a factor of rent to arrive at total invested capital.
Although ROI is a standard financial metric, numerous methods exist for calculating a company's ROI. As a result, the method used by Walmart's management to calculate ROI may differ from the methods other companies use to calculate their ROI. We urge you to understand the methods used by other companies to calculate their ROI before comparing our ROI to that of such other companies.

The calculation of ROI, along with a reconciliation to the calculation of ROA, the most comparable GAAP financial measure, is as follows:

Wal-Mart Stores, Inc.
Return on Investment and Return on Assets
		Fiscal Years Ended
		January 31,
(Dollars in millions)		2014	2013
CALCULATION OF RETURN ON INVESTMENT
Numerator
Operating income		$26,872	$27,725
+ Interest income		119	186
+ Depreciation and amortization		8,870	8,478
+ Rent		2,828	2,581
Adjusted operating income		$38,689	$38,970

Denominator
Average total assets of continuing operations[1]		$203,680	$198,193
+ Average accumulated depreciation and amortization[1]		57,907	51,829
- Average accounts payable[1]		37,748	37,344
- Average accrued liabilities[1]		18,798	18,478
+ Rent x 8		22,624	20,648
Average invested capital		$227,665	$214,848
Return on investment (ROI)		17.0%	18.1%

CALCULATION OF RETURN ON ASSETS
Numerator
Income from continuing operations		$16,551	$17,704
Denominator
Average total assets of continuing operations[1]		$203,680	$198,193
Return on assets (ROA)		8.1%	8.9%

	As of January 31,
Certain Balance Sheet Data	2014	2013	2012
Total assets of continuing operations	$204,291	$203,068	$193,317
Accumulated depreciation and amortization	60,771	55,043	48,614
Accounts payable	37,415	38,080	36,608
Accrued liabilities	18,793	18,802	18,154

1 The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2.

Free Cash Flow
We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. Free cash flow was $10.1 billion and $12.7 billion for the fiscal years ended Jan. 31, 2014 and 2013, respectively. Timing of tax payments, as well as slightly higher capital expenditures, were the primary drivers of the reduction.
Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
Additionally, Walmart's definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our condensed consolidated statements of cash flows.
Although other companies report their free cash flow, numerous methods may exist for calculating a company's free cash flow. As a result, the method used by our management to calculate our free cash flow may differ from the methods other companies use to calculate their free cash flow. We urge you to understand the methods used by other companies to calculate their free cash flow before comparing our free cash flow to that of such other companies.
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	Fiscal Years Ended
	January 31,
(Dollars in millions)	2014	2013
Net cash provided by operating activities	$23,257	$25,591
Payments for property and equipment	(13,115)	(12,898)
Free cash flow	$10,142	$12,693

Net cash used in investing activities[1]	$(12,298)	$(12,611)
Net cash used in financing activities	$(11,017)	$(11,972)

1 "Net cash used in investing activities" includes payments for property and equipment, which is also included in our computation of free cash flow.

Constant Currency
In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for all countries where the functional currency is not the U.S. dollar. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates, and the comparable prior year period's currency exchange rates. Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations and without the impact of acquisitions until the acquisitions are included in both comparable periods. The disclosure of constant currency amounts or results permits investors to understand better Walmart's underlying performance without the effects of currency exchange rate fluctuations or acquisitions.
The table below reflects the calculation of constant currency for net sales and operating income for the three months and fiscal year ended Jan. 31, 2014.

	Three Months Ended January 31, 2014				Fiscal Year Ended January 31, 2014
	International		Consolidated		International		Consolidated
(Dollars in millions)	2014	Percent Change	2014	Percent Change	2014	Percent Change	2014	Percent Change
Net sales:
As reported	$37,674	(0.4)%	$128,786	1.4%	$136,513	1.3%	$473,076	1.6%
Currency exchange rate fluctuations[1]	1,787		1,787		5,111		5,111
	39,461		130,573		141,624		478,187
Net sales from acquisitions	—		—		(730)		(730)
Constant currency net sales	$39,461	4.3%	$130,573	2.8%	$140,894	4.6%	$477,457	2.5%

Operating income:
As reported	$1,310	(45.8)%	$7,347	(14.4)%	$5,454	(17.6)%	$26,872	(3.1)%
Currency exchange rate fluctuations[1]	36		36		26		26
	1,346		7,383		5,480		26,898
Operating loss from acquisitions	—		—		156		156
Constant currency operating income	$1,346	(44.3)%	$7,383	(14.0)%	$5,636	(14.8)%	$27,054	(2.4)%
1 Excludes currency exchange rate fluctuations related to acquisitions until the acquisitions are included in both comparable periods.

Underlying EPS
The underlying diluted earnings per share from continuing operations attributable to Walmart ("Underlying EPS") for the three months and the fiscal year ended Jan. 31, 2014 is considered a non-GAAP financial measure under the SEC's rules because the Underlying EPS for each such period includes certain amounts not included in the diluted earnings per share from continuing operations attributable to Walmart calculated in accordance with GAAP ("EPS") for the three months and the fiscal year ended Jan. 31, 2014. Management believes that the Underlying EPS for the three months and the fiscal year ended Jan. 31, 2014 is a meaningful metric to share with investors because that metric, which adjusts EPS for each of such periods for certain items recorded in the three months and fiscal year ended Jan. 31, 2014, is the metric that best compares with the EPS for the three months and the fiscal year ended Jan. 31, 2013, respectively. In addition, the metric affords investors a view of what management considers Walmart's core earnings performance for the three months and the fiscal year ended Jan. 31, 2014 and also affords investors the ability to make a more informed assessment of such core earnings performance for each of such periods when compared to Walmart's earnings performance for the three months and the fiscal year ended Jan. 31, 2013, respectively.

We have calculated the Underlying EPS for the three months and the fiscal year ended Jan. 31, 2014 by adjusting the EPS for each period for the amount of the dilutive impact of: (1) Brazil non-income tax contingencies ("Brazil Taxes"); (2) Brazil employment claim contingencies ("Brazil Employment Matters"); (3) the closure of 54 underperforming Brazil and China stores ("Store Closures"); (4) China store lease expense charges ("Lease Matters"); (5) the India transaction ("India Transaction"); and (6) Sam's Club U.S. staff restructuring and club closure ("Sam's Restructuring").

Underlying EPS for the three months and the fiscal year ended Jan. 31, 2014 is a non-GAAP financial measure. The most directly comparable financial measure calculated in accordance with GAAP is EPS for the three months and the fiscal year ended Jan. 31, 2014.

Underlying EPS
	Three Months Ended January 31, 2014	Fiscal Year Ended January 31, 2014
Diluted net income per common share:

Underlying EPS	$1.60	$5.11
Adjustments to Underlying EPS

Brazil Taxes	(0.06)	(0.06)
Brazil Employment Matters	(0.05)	(0.05)
Store Closures	(0.06)	(0.06)
Lease Matters	(0.03)	(0.03)
India Transaction	(0.05)	(0.05)
Sam's Restructuring	(0.01)	(0.01)

EPS	$1.34	$4.85

Comparable Sales Measures and Sam's Club Measures
The following financial measures presented in the press release to which this reconciliation is attached are non-GAAP financial measures as defined by the SEC's rules:

•
the comparable club sales of the company's Sam's Club operating segment ("Sam's Club") for the fourteen-week and fifty-three week periods ended Jan. 31, 2014 and Feb. 1, 2013, the projected comparable club sales of Sam's Club for the thirteen weeks ending May 2, 2014 and the comparable club sales of Sam's Club for the thirteen weeks ended April 26, 2013, in each case calculated by excluding Sam's Club's fuel sales for such periods (the "Sam's Club Comparable Sales Measures");

•
the net sales of Sam's Club for the fiscal year ended Jan. 31, 2014 and the percentage increase in the net sales of Sam's Club for the fiscal year ended Jan. 31, 2014 over the net sales of Sam's Club for the fiscal year ended Jan. 31, 2013, in each case calculated by excluding Sam's Club's fuel sales for the relevant period; and

•
the segment operating income of Sam's Club for the three months and the fiscal years ended Jan. 31, 2014 and 2013 and the percentage increase in the segment operating income of Sam's Club for the three months and the fiscal year ended Jan. 31, 2014 over the segment operating income of Sam's Club for the three months and fiscal year ended Jan. 31, 2013, in each case calculated by excluding Sam's Club's fuel sales for the relevant period (collectively with the financial measures described in the immediately preceding bullet point, the "Sam's Club Measures").

We believe the Sam's Club's comparable club sales for the historical periods for which the corresponding Sam's Club Comparable Sales Measures are presented calculated by including fuel sales are the financial measures computed in accordance with GAAP most directly comparable to the respective Sam’s Club Comparable Sales Measures. We believe the Sam's Club's projected comparable club sales for the thirteen-week period ending May 2, 2014 calculated by including fuel sales is the financial measure computed in accordance with GAAP most directly comparable to the projected comparable club sales of Sam's Club for the thirteen-week period ending May 2, 2014 calculated by excluding fuel sales. We believe the reported Sam's Club's net sales, percentage increase in net sales, segment operating income and percentage increase in segment operating income for the periods for which the corresponding Sam's Club Measures are presented are the most directly comparable financial measures computed in accordance with GAAP to the respective Sam’s Club Measures.

We believe that the presentation of the Sam's Club Comparable Sales Measures and the Sam's Club Measures provides useful information to investors regarding the company's financial condition and results of operations because that information permits investors to understand the effect of the fuel sales of Sam's Club, which are affected by the volatility of fuel prices, on Sam's Club's comparable club sales and on Sam's Club's net sales and operating income for the periods presented.